UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.  )
Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ¨
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
Oasis Petroleum Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT
RELATING TO THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, APRIL 28, 2021
On March 18, 2021, Oasis Petroleum, Inc. (the “Company”) filed with the Securities and Exchange Commission the Company’s definitive proxy statement (the “Proxy Statement”) for the Company’s Annual Meeting of Shareholders, which is scheduled to be held on April 28, 2021 (the “Annual Meeting”).
At the Annual Meeting, shareholders will be given the opportunity to cast a non-binding advisory vote on the compensation of the Company’s named executive officers (the “NEOs”). This supplement to the Proxy Statement (the “Supplement”) is being provided regarding the Board’s recommendation that shareholders approve the advisory resolution relating to the compensation of the Company’s NEOs, as disclosed in the Proxy Statement (“Proposal No. 3”).
The Board has recommended that shareholders vote FOR Proposal No. 3.
The Company’s overall compensation philosophy is to reward performance that supports our long-term strategy and achievement of our short-term goals, while continuing to attract and retain the most qualified individuals in the oil and gas industry. On emergence from our restructuring, our newly-constituted Compensation Committee performed a comprehensive review of the Company’s executive compensation program, making significant changes to further align the Company’s executive compensation program with commonly viewed best practices. This Supplement provides further detail regarding the severance paid to our former Chief Executive Officer (“former CEO”) and highlights some of those actions taken by our newly-constituted Compensation Committee. These items are discussed in detail in the Proxy Statement.
SEVERANCE UPON TERMINATION FOR “GOOD REASON” FOR OUR FORMER CEO
Board elected to separate roles of Board Chair and CEO, thereby triggering “Good Reason” provision
The Board believes that separating the Board Chair and CEO roles reflects best governance practices and is in the best interest of the Company and, therefore, separated the roles upon the Company’s emergence from bankruptcy in November 2020. The Board later adopted a written policy, contained in the Company’s Corporate Governance Guidelines, that the roles should be held by two different individuals.
On December 22, 2020, our former President and CEO, Thomas Nusz, informed the Board of Directors that he was resigning for “Good Reason” as defined in his March 2018 employment agreement (the “CEO Employment Agreement”). Mr. Nusz cited the failure to be reappointed as Board Chair following the emergence from bankruptcy as a material diminution of his responsibilities, and the Board agreed. The Board had made its decision to appoint an independent Board Chair taking into account the implications of that decision under our former CEO’s employment agreement, including that a termination not for cause would trigger a similar severance event for Mr. Nusz.
Board had no intention of remedying “Good Reason” trigger; believed best to waive 30-day cure period
As required by the terms of the CEO Employment Agreement, Mr. Nusz gave notice of his resignation for “Good Reason” within 60 days of a Change in Control (which occurred in connection with the Company’s emergence from Chapter 11 bankruptcy). The CEO Employment Agreement also provided the Board a 30-day period, prior to Mr. Nusz’s termination of employment, during which the Board had the opportunity to cure the condition triggering “Good Reason.”
Because the Board had no intention of remedying the condition triggering the Good Reason provision, and with the knowledge that the Board Chair was prepared to step in immediately as CEO, the Board decided to waive the 30-day cure period and allowed the CEO to terminate his employment immediately. The Board believes this decision was in the best interests of the Company and its shareholders. Further, waiving the 30-day cure period did not change the fact that the former CEO had a contractual right to

Good Reason benefits due to a material diminution in his duties and role, and did not have any impact on the amount of the severance benefits that Mr. Nusz was entitled to or ultimately received.
Company accurately described nature of the termination event contemporaneously
While the Company and Mr. Nusz referred to his termination as a “retirement” in several instances, the Company was careful to accurately disclose the characterization of his termination contemporaneously. In our Form 8-K filing made on December 28, 2020, we disclosed the following (bolding added):
Nusz Severance Benefits. In connection with Mr. Nusz’s retirement, the employment-related provisions of his Fourth Amended and Restated Employment Agreement with the Company, dated as of March 20, 2018, as amended effective as of September 29, 2020 (the “Nusz Employment Agreement”) were terminated as of December 22, 2020. Because Mr. Nusz no longer served as Board Chair when the new Board was formed upon the Company’s emergence from Chapter 11 bankruptcy on November 19, 2020, the Nusz Employment Agreement entitled Mr. Nusz to voluntarily leave the Company for “Good Reason” if he gave 30 days’ notice of his intent to do so within 60 days. The Board has waived this 30-day notice requirement for Mr. Nusz. Therefore, subject to signing and returning a waiver and release in the Company’s customary form within 50 days after departure, Mr. Nusz will be entitled to receive the severance benefits payable under the Nusz Employment Agreement in the event of a Good Reason termination occurring within two years following a Change in Control. Under the Nusz Employment Agreement, a Change in Control occurred in connection with the Company’s emergence from Chapter 11 bankruptcy. Mr. Nusz will remain subject to the confidentiality obligations set forth in the Nusz Employment Agreement.
Mr. Nusz’s leadership positioned the Company for future success.
Due to the volatile market environment that drove a severe downturn in crude oil and natural gas prices in early 2020, as well as the unprecedented impact of the COVID-19 pandemic, the Company evaluated strategic alternatives to reduce our debt, increase financial flexibility and position us for long-term success, and on September 30, 2020, the Company began its restructuring process by voluntarily filing petitions under Chapter 11 of the Bankruptcy Code.
Under Mr. Nusz’s leadership, and with the support of the Company’s lenders, noteholders, and many other stakeholders, the Company completed its restructuring on an expedited basis, during a pandemic, and emerged on November 19, 2020 with a best-in-class balance sheet and interest expense reduced by approximately $112.5 million per year. Upon emergence, the Company was well-positioned to create long-term value for its shareholders.
The Board appreciates Mr. Nusz’s leadership of the Company through the restructuring and looks forward to the leadership of our newly-appointed CEO, Daniel E. Brown, as he guides the Company forward in executing on its new strategic vision and maximizing value for our stakeholders.
Payments made in accordance with Termination for Good Reason after a Change in Control
The employment agreement pursuant to which severance was paid to the Company’s former CEO was entered into in March 2018, and its term continued post-emergence from bankruptcy and represented a contractual obligation of the Company. As is typical in public company employment agreements, the CEO Employment Agreement included severance for a termination for Good Reason within two years of a Change in Control of the Company – a double trigger severance arrangement, reflecting best corporate governance practices.
The first prong of the double trigger was triggered upon the Company’s emergence from bankruptcy as there was a change in the incumbent board. The second prong of the double trigger was triggered by the occurrence of a material diminution in the former CEO’s “authority, status, title, position, duties or responsibilities”, which included the removal from him and the failure to reappoint the former CEO to the additional position of Board Chair. Importantly, the CEO Employment Agreement did not reflect a modified single trigger structure as it did not include a walk right. Instead, the CEO Employment Agreement required a material diminution in his authority, status, title and position following a Change in Control.
Change in control provisions are customary in our industry
Attracting top talent in our senior-most roles is a constant focus for our Board, and we believe that offering employment terms in line with our industry are an important part of being able to retain our executives. Given the level of transaction activity in our industry, it is important that we offer certain protections to our executives in case of changes in control. Mr. Nusz’s employment agreement was signed in March 2018, and while we believe that the terms were appropriate and consistent with the employment agreement terms of many of our peer companies, upon emergence from bankruptcy, our new Board of Directors renegotiated the employment agreements of all of the Company’s NEOs (as described below) and eliminated, going forward, the provision in our CEO’s employment agreement that would have permitted resignation for “Good Reason” for material diminution of responsibilities upon the failure to be reappointed as Board Chair.
Appointment of new CEO
The revised provision discussed above is consistent with the Company’s policy, articulated in its Corporate Governance Guidelines, which are available on the Company’s website, that the roles of Board Chair and Chief Executive Officer should be held by two different individuals.
In fact, as described in the Company’s Form 8-K, filed on April 19, 2021 (the “April 19, 2021 8-K”), the Company has appointed Daniel E. Brown as CEO and a director, effective April 13, 2021, and Mr. Brown serves on the Board of Directors, but does not serve as Board Chair. Mr. Douglas E. Brooks, who was appointed Board Chair upon the Company’s emergence from bankruptcy, and who served as CEO during the time that the Board of Directors conducted its search for the Company’s permanent CEO, resigned from the position of CEO, effective April 13, 2021, and now serves only as the Company’s Board Chair. Mr. Brown’s employment agreement was also filed on the April 19, 2021 8-K.
NEW EMPLOYMENT AGREEMENTS FOR NAMED EXECUTIVE OFFICERS
In early 2021, as part of the implementation of the new equity incentive plan and the product of the newly-constituted Compensation Committee’s work that commenced in late 2020, our then-serving NEOs - Mr. Taylor L. Reid, President and Chief Operating Officer, Mr. Michael Lou, Executive Vice President and Chief Financial Officer, and Mr. Nickolas J. Lorentzatos, Executive Vice President, General Counsel and Corporate Secretary, entered into new employment agreements (“New Employment Agreements”). These New Employment Agreements replaced the then-existing employment agreements (“Prior Employment Agreements”) that had been amended and restated in March 2018 and extended in September 2020 until March 20, 2024. The New Employment Agreements are scheduled to terminate on the same date. Upon his appointment as CEO, Mr. Brown entered into an employment agreement with provisions aligned with the New Employment Agreements. Below highlights certain changes implemented under the terms of the New Employment Agreements.
Severance Multiples. The New Employment Agreements modify the severance multiples provided in the Prior Employment Agreements in connection with the termination of the NEO’s employment without “cause” or by the NEO for “good reason.” Under the New Employment Agreements, the following changes were made:

	Good Reason		Termination without Cause For First 15 Months		Termination without Cause For After 15 Months
	Prior Employment Agreement	New Employment Agreement	Prior Employment Agreement(1)	New Employment Agreement	Prior Employment Agreement	New Employment Agreement
Taylor L. Reid	2X	1.5X	2X	2X	2X	1.5X
Michael H. Lou	1X	1X	1X	2X	1X	1X
Nickolas J. Lorentzatos	1X	1X	1X	2X	1X	1X
(1) Under the Prior Employment Agreements, the Company’s emergence from Chapter 11 was a “change in control,” as a result of which the severance multiple for any departure by the NEO for “good reason” or termination by the Company without “cause” would have been 2.99X instead of 2X for Mr. Reid, 1X for Mr. Lou and 1X for Mr. Lorentzatos. After the second anniversary of the emergence date, the severance would have reverted to the lower levels.
(2) Under Mr. Brown’s Employment Agreement, the severance multiple provided in connection with the termination of his employment without “cause” or by Mr. Brown for “good reason” is 2X, in each case.
Change in Control. Under each New Employment Agreement, if the NEO’s employment is terminated by the Company without “cause” or by the NEO for “good reason,” in each case, on or within 18 months following a “change in control,” then the Severance Multiple is 2.5X for Mr. Brown, 2.5X for Mr. Reid, 2X for Mr. Lou and 2X for Mr. Lorentzatos. Under the Prior Employment Agreements, the Severance Multiple was 2.99X, and that higher multiple applied for two years following the change in control. Under the Prior Employment Agreements, the Company’s emergence from Chapter 11 was a change in control. Under the New Employment Agreements, the NEOs have agreed that the 2020 Chapter 11 emergence will not constitute a change in control for purposes of the New Employment Agreements.
Restrictive Covenants. Messrs. Brown, Reid, Lou and Lorentzatos are subject to certain confidentiality, non-compete and non-solicitation provisions contained in the New Employment Agreements. The confidentiality covenants are perpetual, while the non-compete and non-solicitation covenants apply during the term of the New Employment Agreements and for 12 months following the NEO’s termination date. Each Prior Employment Agreement had provided that the non-compete and non-solicitation covenants ceased to apply if the NEO was terminated for any reason on or after a change in control. Under the New Employment Agreements, those covenants will continue for 12 months following the termination date, even in the case of a change in control.
For the reasons set forth above and in the Proxy Statement, the Board has recommended that shareholders vote FOR Proposal No. 3.
Except as amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.
This Supplement is being filed with the Securities and Exchange Commission and made available to the Company's shareholders on or about April 20, 2021. The Company's 2021 Proxy Statement and 2020 Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”) are available on our Company website at http://oasispetroleum.investorroom.com/sec-filings. The Company’s Proxy Statement and Annual Report are also available to our shareholders at www.proxyvote.com.